Exhibit 97.1
UPWORK INC.
Compensation Recovery Policy
(Adopted November 1, 2023)
The Board has determined that it is in the best interests of the Company and its stockholders to adopt this Policy enabling the Company to recover from specified current and former Company executives and certain other individuals certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under securities laws or as otherwise set forth in this Policy. Capitalized terms not otherwise defined herein are defined in Section 14.
This Policy is designed to comply with Rule 10D-1 of the Exchange Act (“Rule 10D-1”) and shall become effective on the Effective Date and shall apply to Incentive-Based Compensation Received by Covered Persons on or after the Listing Rule Effective Date. On the Effective Date, this Policy will supersede the Compensation Recoupment Policy in its entirety; provided that the Compensation Recoupment Policy shall continue to apply to any Covered Amounts (as defined in the Compensation Recoupment Policy) Received prior to the Listing Rule Effective Date.

1.Administration
This Policy shall be administered by the Administrator. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Administrator may retain, at the Company’s expense, outside legal counsel and such compensation, tax or other consultants as it may determine are advisable for purposes of administering this Policy.
2.Covered Persons and Applicable Compensation
This Policy applies to any Incentive-Based Compensation Received during a Clawback Period by a person (a) after beginning service as a Covered Executive or becoming a Covered PSU Recipient; (b) who served as a Covered Executive or was a Covered PSU Recipient at any time during the performance period for that Incentive-Based Compensation; and (c) was a Covered Person during any part of the Clawback Period.
However, recovery is not required with respect to:
i.Incentive-Based Compensation Received prior to an individual becoming a Covered Person, even if the individual served as a Covered Executive or was a Covered PSU Recipient during the Clawback Period.

ii.Incentive-Based Compensation Received prior to the Listing Rule Effective Date.

iii.Incentive-Based Compensation Received prior to the Clawback Period.

iv.Other Recoverable Compensation (including, without limitation, the Recoupment Amount with respect to a Covered PSU Recipient).
v.Incentive-Based Compensation Received while the Company did not have a class of listed securities on a national securities exchange or a national securities association, including the Exchange.

The Administrator will not consider the Covered Executive’s responsibility or fault or lack thereof in enforcing this Policy with respect to mandatory recoupment under the Final Rules, subject to Section 12.
3.Triggering Event
Covered Executive Triggering Event. Subject to and in accordance with the provisions of this Policy, if there is a Triggering Event, the Administrator shall require a Covered Executive to reimburse or forfeit to the Company the Recoupment Amount applicable to such Covered Executive. A Company’s obligation to recover the Recoupment Amount is not dependent on (a) if or when the restated financial statements are filed or (b) the Company satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the Exchange.
Covered Person Fraud Triggering Event. In addition, if the Administrator determines in its sole discretion that a Covered Person engaged in any fraud or intentional misconduct that materially contributed to a Triggering Event, the Administrator may require such Covered Person to reimburse or forfeit to the Company up to 100% (as determined by the Administrator in its sole discretion, based on the conduct involved, applicable law and any other factors the Administrator may deem appropriate) of each of (i) with respect to a Covered PSU Recipient, the Recoupment Amount, (ii) the Incentive-Based Compensation that meets the criteria in Section 2 and that exceeds the Recoupment Amount, and (iii) any other award granted to or award proceeds received by such Covered Person under the Company’s 2018 Equity Incentive Plan, as it may be amended or restated from time to time or any successor thereto, and any other incentive plans determined by the Administrator to be covered by this Policy, which award or award proceeds would meet the criteria in the first sentence of Section 2 but for the fact that they are not Incentive-Based Compensation (clauses (i), (ii), and (iii), “Other Recoverable Compensation”). The Administrator may seek recovery of Other Recoverable Compensation in accordance with this paragraph even if a Covered Person’s fraud or intentional misconduct did not result in an award or payment greater than would have been awarded absent the violation.
4.Calculation of Recoupment Amount
The Recoupment Amount will be calculated in accordance with the Final Rules, as provided in the Calculation Guidelines attached hereto as Exhibit B.
5.Method of Recoupment
Subject to compliance with the Final Rules and applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, the Administrator will determine, in its sole discretion, the method for recouping the Recoupment Amount and any Other Recoverable Compensation hereunder which may include, without limitation:
i.Requiring reimbursement or forfeiture of the pre-tax amount of cash Incentive-Based Compensation or Other Recoverable Compensation previously paid;

ii.Requiring forfeiture of Incentive-Based Compensation or Other Recoverable Compensation that is then-outstanding but has not yet been paid;

iii.Offsetting the Incentive-Based Compensation or Other Recoverable Compensation from any compensation otherwise owed by the Company to the Covered Person, including without limitation, any prior cash incentive payments, retirement benefits, wages, equity grants or other amounts payable by the Company to the Covered Person in the future;

iv.Seeking recovery of any gain realized on the vesting, exercise, settlement, cash sale, transfer, or other disposition of any equity-based awards; and/or

v.Taking any other remedial and recovery action permitted by law to promptly recoup the Recoupment Amount and any Other Recoverable Compensation from the person, as determined by the Administrator.

If the Administrator determines that any person shall repay any Recoupment Amount and any Other Recoverable Compensation (if applicable), the Administrator shall provide prompt written notice to such person by email or certified mail to the physical address on file with the Company for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Administrator. If the Administrator does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Recoupment Amount and any Other Recoverable Compensation to the Company no later than sixty (60) days after receipt of such notice.

6.Arbitration
To the fullest extent permitted by law, any disputes under this Policy shall be submitted to mandatory binding arbitration (the “Arbitrable Claims”), governed by the Federal Arbitration Act (the “FAA”). Further, to the fullest extent permitted by law, no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in the Covered Person’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.
SUBJECT TO THE ABOVE PROVISO, ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS ARE WAIVED. ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN A COVERED PERSON AND THE COMPANY ARE WAIVED.
The Covered Person is not restricted from filing administrative claims that may be brought before any government agency where, as a matter of law, the Covered Person’s ability to file such claims may not be restricted. However, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect; provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this Arbitration provision. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable. Each party shall be responsible for the payment of its own attorneys’ fees.
7.Recovery Process; Impracticability
Actions by the Administrator to recover any Recoupment Amount required under this Policy will be reasonably prompt.
The Administrator must cause the Company to recover the Recoupment Amount from a Covered Executive unless (i) otherwise set forth in this Policy or (ii) the Administrator shall have previously determined that recovery is impracticable and at least one of the following conditions is met:
i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;

ii.Recovery would violate Home Country law where that law was adopted prior to November 28, 2022; before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on violation of Home Country law, the Company must obtain an opinion of Home Country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or

iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.Non-Exclusivity
The Administrator intends that this Policy will be applied to the fullest extent of the law. Without limitation to any broader or alternate clawback authorized in any written document with a Covered Person, (i) the Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy, and (ii) this Policy will nonetheless apply to Incentive-Based Compensation as required by the Final Rules, whether or not specifically referenced in those arrangements. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other clawback policy of the Company as then in effect, or any similar policy in any employment agreement, equity award agreement, or similar agreement or plan and any other legal requirements or remedies available or applicable to the Company pursuant to the terms of any law, government regulation or stock exchange listing requirement, including without limitation, SOX 304. If recovery is required under both SOX 304 and this Policy, any amounts recovered pursuant to SOX 304 may, in the Administrator’s discretion, be credited toward the amount recovered under this Policy, or vice versa.
9.No Indemnification
The Company shall not indemnify any Covered Person against (i) the loss of erroneously awarded Incentive-Based Compensation or any adverse tax consequences associated with any incorrectly awarded Incentive-Based Compensation or any recoupment hereunder, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. For the avoidance of doubt, this prohibition on indemnification will also prohibit the Company from reimbursing or paying any premium or payment of any third-party insurance policy to fund potential recovery obligations obtained by the Covered Person directly. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (e.g., providing the Covered Person subject to recoupment a new cash award that would be canceled to effect the recovery of any Recoupment Amount or any Other Recoverable Compensation). No Covered Person will seek or retain any such prohibited indemnification or reimbursement, and no Covered Person shall receive any advancement of expenses from the Company for disputes related to any loss of compensation by such person in accordance with this Policy.
Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded Incentive-Based Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
In no event shall this Policy be interpreted as requiring the Company to award any person an additional payment if any accounting restatement would result in a higher incentive compensation payment.
10.Covered Person Acknowledgement and Agreement
All Covered Persons subject to this Policy must acknowledge their understanding of, and agreement to comply with, the Policy by executing the certification attached hereto as Exhibit A. Notwithstanding the foregoing, this Policy will apply to Covered Persons whether or not they execute such certification.
11.Successors
This Policy shall be binding and enforceable against all Covered Persons and each of their beneficiaries, heirs, executors, administrators or other legal representatives and shall inure to the benefit of any successor to the Company.
12.Interpretation of Policy
To the extent there is any ambiguity between this Policy and the Final Rules, this Policy shall be interpreted so that it complies with the Final Rules. If any provision of this Policy, or the application of such provision to any Covered Person or circumstance, shall be held invalid, the remainder of this Policy, or the application of such provision to Covered Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time (the “Dodd-Frank Act”), and any related rules or regulations promulgated by the SEC or the Exchange, including any additional or new requirements that become effective after the Effective Date, which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements. In the event any provision of this Policy is inconsistent with any requirement of any Final Rules, the Administrator, in its sole discretion, shall amend and administer this Policy and bring it into compliance with such rules.
Any determination under this Policy by the Administrator shall be conclusive and binding on all interested parties. Any discretionary determinations of the Administrator under this Policy, if any, need not be uniform with respect to all persons or grants, and may be made selectively amongst persons, whether or not such persons are similarly situated.
13.Amendments; Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and Exchange rules, the Administrator may terminate, suspend or amend this Policy at any time in its discretion.

14.Definitions
“Administrator” means the Compensation Committee of the Board, or in the absence of a committee of independent directors responsible for executive compensation decisions, a majority of the independent directors serving on the Board.
“Board” means the Board of Directors of the Company.
“Clawback Measurement Date” is the earlier to occur of:
i.The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in this Policy; or

ii.The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in this Policy.
“Clawback Period” means the three (3) completed fiscal years immediately prior to the Clawback Measurement Date and any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year (that results from a change in the Company’s fiscal year) within or immediately following such three (3)-year period; provided that any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of 9 to 12 months will be deemed a completed fiscal year.
“Company” means Upwork Inc., a Delaware corporation, or any successor corporation.
“Compensation Recoupment Policy” means the Company’s Compensation Recoupment and Forfeiture Policy, as adopted by the Board on April 17, 2021.
“Covered Executive” means any Executive Officer (as defined in the Final Rules), including, but not limited to, those persons who are or have been determined to be “officers” of the Company within the meaning of Section 16 of and Rule 16a-1(f) promulgated under the Exchange Act, and “executive officers” of the Company within the meaning of Item 401(b) of Regulation S-K, Rule 3b-7 promulgated under the Exchange Act, and Rule 405 promulgated under the Securities Act of 1933, as amended; provided that the Administrator may identify additional employees who shall be treated as Covered Executives for the purposes of this Policy with prospective effect. Both current and former Executive Officers are Covered Executives subject to this Policy in accordance with its terms.
“Covered Person” means any Covered Executive or Covered PSU Recipient.
“Covered PSU Recipient” means any individual that is not a Covered Executive and that has been granted one or more performance stock unit(s) by the Company on or following the Listing Rule Effective Date.
“Effective Date” means November 1, 2023, the date the Policy was adopted by the Board.
“Exchange” means The Nasdaq Stock Market LLC or any other national securities exchange or national securities association in the United States on which the Company has listed its securities for trading.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Rules” means the final rules promulgated by the SEC under Section 954 of the Dodd-Frank Act, Rule 10D-1 and Exchange listing standards, as may be amended from time to time.
“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial Reporting Measures may consist of GAAP and non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act). Stock price and TSR are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
“Home Country” means the Company’s jurisdiction of incorporation.
“Incentive-Based Compensation” means compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure. Examples of “Incentive-Based Compensation” include, but are not limited to: non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units, performance share units, stock options, and SARs that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure goal. “Incentive-Based Compensation” generally excludes, for example, time-based awards such as stock options or restricted stock units that are granted or vest solely upon completion of a service period; awards based on non-financial strategic or operating metrics such as the consummation of a merger or achievement of non-financial business goals; service-based retention bonuses; discretionary compensation; and salary.
“Listing Rule Effective Date” means October 2, 2023, which is the effective date of the listing standards of the Exchange on which the Company’s securities are listed.
“Other Recoverable Compensation” shall have the meaning ascribed to it in Section 3.
“Policy” means this Compensation Recovery Policy.
Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the relevant Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
“Recoupment Amount” means the amount of applicable Incentive-Based Compensation (i.e., Incentive-Based Compensation that meets the criteria in Section 2) Received by the Covered Person based on the financial statements prior to the accounting restatement that exceeds the amount of Incentive-Based Compensation such Covered Person would have received had the amount of Incentive-Based Compensation been determined based on the applicable accounting restatement, computed without regard to any taxes paid (i.e., gross of taxes withheld). A description of how the “Recoupment Amount” shall be calculated for Incentive-Based Compensation based on stock price or TSR is contained in Exhibit B.
“SARs” means stock appreciation rights.
“SEC” means the U.S. Securities and Exchange Commission.

“SOX 304” means Section 304 of the Sarbanes-Oxley Act of 2002.
“Triggering Event” means any event in which the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Triggering Events.
“TSR” means total stockholder return.

EXHIBIT A
Certification to Compensation Recovery Policy
Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy. I hereby certify that:
1.I have read and understand the Company’s Compensation Recovery Policy (as may be amended or restated from time to time, the “Policy”). I understand that the Company is available to answer any questions I have regarding the Policy.
2.I understand that the Policy applies to all of my existing and future compensation-related agreements and arrangements with the Company, whether or not explicitly stated therein.
3.I agree that notwithstanding the Company’s certificate of incorporation, bylaws, and any agreement I have with the Company, including any indemnity agreement I have with the Company, I will not be entitled to, and will not seek indemnification from the Company for, any amounts recovered or recoverable by the Company in accordance with the Policy; provided that, in accordance with Section 8 of the Policy, nothing herein limits any other remedies or rights of recoupment that may be available to the Company.
4.I understand and agree that in the event of a conflict between the Policy and the foregoing agreements and understandings on the one hand, and any prior, existing or future agreement, arrangement or understanding, whether oral or written, with respect to the subject matter of the Policy and this Certification, on the other hand, the terms of the Policy and this Certification shall control, and the terms of this Certification shall supersede any provision of such an agreement, arrangement or understanding to the extent of such conflict with respect to the subject matter of the Policy and this Certification.
5.By signing below, I am giving up certain rights otherwise afforded to me by civil court actions, including without limitation, the right to a jury or court trial and the right to bring any claim as a class or collective action relating in any way to any dispute, controversy or claim arising out of or relating to the Policy.
6.I knowingly, voluntarily and irrevocably consent to and agree to abide by the terms and conditions of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation to the Company to the extent required by, and in a manner permitted by, the Policy.
Signature:         Title:
Name:                             Date:

EXHIBIT B
Calculation Guidelines Applicable to Incentive-Based Compensation
For purposes of calculating the Recoupment Amount:
i.For applicable cash awards, the erroneously awarded compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was granted, earned, vested or paid and the amount that should have been granted, earned, vested or paid applying the restated Financial Reporting Measure.

ii.For applicable cash awards paid from bonus pools, the erroneously awarded compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

iii.For applicable equity awards, if the shares, options, restricted stock units, or SARs are still held at the time of recovery, the erroneously awarded compensation is the number of such securities granted, earned, vested or paid in excess of the number that should have been granted, earned, vested or paid applying the restated Financial Reporting Measure (or the value of that excess number). If the options or SARs have been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess exercised options or SARs (or the value thereof). If the underlying shares have been sold, the Company may recoup proceeds received from the sale of shares.

iv.For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

a.The Administrator will determine the amount of such Incentive-Based Compensation that constitutes erroneously awarded compensation, if any, based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive-Based Compensation was granted, earned, vested or paid; and

b.The Company must maintain documentation of the determination of that reasonable estimate and the Company must provide such documentation to the Exchange in all cases.
In each case, the Recoupment Amount shall be computed without regard to any taxes paid (i.e., gross of taxes withheld).